                                                                    EXHIBIT 2




                            ASSET PURCHASE AGREEMENT

  THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 1st day of October 1997, by and among MACHINE TOOL AND GEAR, INC., a Michigan corporation ("Seller"), JON C. LEBLANC, DANIEL A. LEBLANC, THOMAS P. LEBLANC, JOSEPH T. LEBLANC, and PATRICK J. LEBLANC ("Indemnitors"), JMJ AND COMPANY, a Michigan co-partnership ("JMJ"), and NEWCOR, INC., a Delaware corporation ("Buyer").

                                    RECITALS

  A. Seller is engaged in the manufacture, machining and sale of axles and automotive and powertrain parts primarily for the automotive industry (the "Business").

  B. Indemnitors are shareholders of, and financially interested in, Seller, and have agreed to become bound by the undertakings herein provided.

  C. JMJ is a partnership controlled by the Indemnitors.

  D. Seller desires to sell to Buyer and Buyer desires to purchase from Seller, on a going concern basis, all of the agreed assets and business related to the Business, upon the terms and subject to the conditions set forth herein.

  NOW, THEREFORE, in consideration of the mutual covenants and agreements, representations and warranties hereinafter set forth, Buyer, Seller, Indemnitors and JMJ agree as follow:

                                   AGREEMENT

  1. RULES OF CONSTRUCTION

           1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings shown below:

           "Closing" shall have the meaning ascribed to it in Section 12.02 hereof.

           "Closing Date" means the date on which the Closing takes place, as determined pursuant to Section 12.01 hereof.

           1.02. Other Definitions. Other capitalized terms used in this Agreement shall have the meanings ascribed to them herein.

           1.03. Number and Gender. Whenever the context so requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall bc construed to mean or include any other gender or genders.

           1.04. Computation of Time. Whenever any time period provided for in this Agreement is measured in "business days", there shall be excluded from such time period each day that is a Saturday, Sunday, or recognized legal holiday. In all other cases,

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all days shall be counted.

  2. PURCHASE AND SALE OF ASSETS

     2.01. Business Assets. On the Closing Date, subject to the terms and conditions of this Agreement, Seller and JMJ shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, assume, and accept from Seller, all of the assets of Seller, including all assets used or useful in the operation of the Business (the "Assets"), except for the excluded assets identified in Section 2.02 hereof. The Assets include, without limitation, the following:

    (a) All of the fixtures, machinery, equipment, tools, vehicles and other tangible personal property used or useful in the operation of the Business, including, but not limited to, the personal property listed in Schedule 2.1(a), together with all replacements thereof made between the date hereof and the Closing Date ("Tangible Personal Property");

    (b) All accounts receivable of Seller as of the Closing Date ("Accounts Receivable");

    (c) All of Seller's raw materials, supplies, work in process, and other materials included in the inventory of the Business, and items that have been ordered by Seller but have not yet been received by Seller ("Inventory");

    (d) The leases, purchase orders, agreements and contracts relating to the operation of the Business listed or described in Schedule 2.1(d), and such similar contracts entered into in the ordinary course of business between the date hereof and the Closing Date which have been approved by Buyer in advance or by the Closing Date ("Assumed Contracts");

    (e) All customer lists, supplier lists, processes, trade secrets, know-how, drawings, engineering specifications data, design documents and other proprietary or confidential information used in or related to the Business ("Trade Secrets");

    (f) The patents, patent rights, trade marks, trade names, service marks and copyrights (and all goodwill associated therewith) registered or unregistered, and applications for registration thereof and licenses related to the foregoing listed in Schedule 2.1(f) ("Patents and Trademarks");

    (g) All of Seller's right, title and interest to the ownership and use of the name "Machine Tool and Gear, Inc." or any variation thereof, all logos and corporate identifications, all phone numbers in Seller's name, and the goodwill associated with the Business ("Goodwill");

    (h) All of Seller's rights, claims or causes of action against third parties related to the assets, business or operation of the Business arising out of transactions occurring prior to the




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date of Closing ("Causes of Action");

    (i) All books and records (including all computer programs) of Seller, relating to the assets, business and operation of the Business ("Books and Records");

    (j) Fee title interest to three (3) manufacturing plants and properties located at (1) 1065 Grant Street, Fenton, Michigan, (2) 200 Second Street, Fenton, Michigan, and (3) 1021 North Shiawassee, Corunna, Michigan, legal descriptions of which are attached hereto as Schedule 2.1(j) (the "Plant Properties"), which Seller uses and occupies in connection with the operation of the Business, and which Seller covenants and agrees will be conveyed and transferred to Buyer by warranty deed, free and clear of all liens, claims and encumbrances, other than Assumed Liabilities, on the Closing Date; provided, however, that in the event that Seller is unable to fulfill the conditions of
Section 10.01 with respect to one or more of the Plant Properties to the satisfaction of Buyer on or before the Closing Date, at the option of Buyer, any of said Plant Properties may be designated as Excluded Assets and not included in the sale and transfer at the Closing; and in said event, the value of any said Plant Properties shall be excluded from the Purchase Price, and, at the Closing, Seller shall lease to Buyer each of said Plant Properties excluded from the sale and transfer on the terms and conditions provided in a lease agreement in a mutually acceptable form (a "Lease Agreement");

    (k) Fee title interest to 308 North Leroy, Fenton, Michigan, a legal description of which is attached hereto as Schedule 2.1(k) (the "Leroy Property"), which Seller uses and occupies in connection with the operation of the Business, and which JMJ covenants and agrees will be conveyed and transferred to Buyer by warranty deed, free and clear of all liens, claims and encumbrances on the Closing Date; provided, however, that in the event that Seller is unable to fulfill the conditions of Section 10.01 with respect to the Leroy Property to the satisfaction of Buyer on or before the Closing Date, at the option of Buyer, said Leroy Property may be designated as an Excluded Asset and not included in the sale and transfer at the Closing; and in said event, the value of any said Leroy Property shall be excluded from the Purchase Price, and, at the Closing, JMJ shall lease to Buyer the Leroy Property excluded from the sale and transfer on the terms and conditions provided in a Lease Agreement; and

    (l) Cash on hand or on deposit, including checking and savings accounts, savings certificates, certificates of deposit and other cash assets or equivalents of the Seller as of the Closing Date.




    2.02.  Excluded Assets.  Notwithstanding the foregoing,





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the Assets shall not include the following (the "Excluded Assets"):

    (a) Seller's rights, claims or causes of action against third parties only to the extent directly related to Excluded Assets or arising in connection with the discharge by Seller of the liabilities and obligations of the Business which are not expressly assumed by Buyer as "Assumed Liabilities" pursuant to
Section 5 below;

    (b) All books and records of Seller not directly related to the Assets, or the Business of Seller, including all corporate records and the minute books; and

    (c) The additional Excluded Assets, if any, listed on Schedule 2.2(d) attached hereto and incorporated herein by reference.

 3. PURCHASE PRICE AND PAYMENT TERMS; SERVICE PART INVENTORY.

    3.01. Purchase Price. The total consideration for the purchased Assets and for the Seller's and Indemnitors' agreements not to compete pursuant to the Non-Competition Agreement and the Employment Agreements shall be Twenty-Seven Million Six Hundred Thousand Dollars ($27,600,000.00) to be paid to Seller and (unless the Leroy Property becomes an Excluded Asset as provided in Section 2.01(k), in which event no amount shall be paid to JMJ) Four Hundred Thousand Dollars ($400,000.00) to be paid to JMJ (collectively, the "Purchase Price"), subject to any adjustments made in connection with the Plant Properties and the Leroy Property pursuant to Section 2.01(j) and 2.01(k).

    3.02. Payment of Purchase Price. The Purchase Price shall be paid as follows:

    (a) The sum of Two Million Five Hundred Thousand Dollars ($2,500,000.00) shall be paid by Buyer to Seller, by bank check or by wire transfer, on October 20, 1997 or another mutually agreeable date, provided that the Agreement has been fully executed by all of the parties and Seller has delivered to Buyer consents to assignments of certain leases from lessors, Cargill, Metropolitan Life and NBD (the "Lease Assignment Consents");

    (b) Not later than the close of business on the fourth (4th) business day following the later of (i) the receipt of the consent of the Federal Trade Commission or (ii) the receipt of the consent of the Department of Justice, and in either case, the expiration of any applicable waiting period, pursuant to any filings made under the HSR Act (as defined in Section 8.07), by bank check or by wire transfer, the sum of Two Million Eight Hundred Fifty Thousand Dollars ($2,850,000.00) shall be paid by Buyer to Seller;

    (c)  The sum of Fifty Thousand Dollars ($50,000.00)





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shall be paid by Buyer to each of the Indemnitors, respectively, (for an aggregate of Two Hundred Fifty Thousand Dollars ($250,000.00)) on the Closing Date by bank check, as consideration for their covenants not to compete contained in the Non-Competition Agreement and the Employment Agreements;

    (d) On the Closing Date, a promissory note bearing simple interest at the rate of 8% per annum and secured by a security interest in the Assets (which shall expressly permit sales of Assets in the ordinary course of business) shall be executed by Buyer in favor of Seller in the amount of Twenty-Two Million Four Hundred Thousand Dollars ($22,400,000.00) and (unless the Leroy Property becomes an Excluded Asset as provided in Section 2.01(k), in which event no amount shall be paid to JMJ) a promissory note bearing simple interest at the rate of 8% per annum and secured by a lien on the Leroy Property shall be executed by Buyer in favor of Seller in the amount of Four Hundred Thousand Dollars ($400,000.00) to JMJ, respectively;

    (e) Not later than 120 days, following the Closing Date (the "Financing Date"), by bank check or by wire transfer, the sums owed by Buyer to Seller pursuant to the promissory notes described in 3.02(d) less the Holdback Amount (as defined in Section 3.02(d) shall be paid by Buyer to Seller and (unless the Leroy Property becomes an Excluded Asset as provided in Section 2.01(k), in which event no amount shall be paid to JMJ) shall be paid by Buyer to JMJ;

    (f) The sum of Two Million Dollars ($2,000,000.00) (the "Holdback Amount"), shall be paid by Buyer to a mutually agreeable escrow agent on the Financing Date, by bank check or by wire transfer; and on the Financing Date, the parties shall execute and deliver a Holdback Escrow Agreement in the form attached hereto as Schedule 3.2, providing for a mutually agreeable escrow agent to hold the Holdback Amount in escrow and invest the Holdback Amount in an interest bearing account or other income producing investment pursuant to the direction of Seller from among a list of mutually agreeable permitted investments; the Holdback Escrow Agreement shall provide that one half of the Holdback Amount, less any setoff amounts for which Buyer makes a claim for indemnification pursuant to this Agreement, shall be paid to Seller no later than twelve (12) months after the Closing Date, and the balance of which, if any, less any setoff amounts for which Buyer makes a claim for indemnification pursuant to this Agreement, shall be paid to Seller no later than twenty-four (24) months after the Closing Date, by bank check or by wire transfer; and

    (g) Notwithstanding Section 3.02(e), the Financing Date may be extended for an additional thirty (30) days, by written notice from Buyer to Seller to said effect in the event that Buyer is unable to complete its financing arrangements within the 120 days following the Closing Date and Buyer presents evidence to the effect that such financing arrangements are in process and anticipated to be completed within the additional





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

thirty (30) days.


    (h) In the event that a waiting period is imposed by the Federal Trade Commission or the Department of Justice in connection with either of their consents pursuant to any filings made under the HSR Act, interest shall accrue on the promissory notes described in Section 3.02(d) beginning on the date that is 4 business days following the later of (i) the receipt of the consent of the Federal Trade Commission or (ii) the receipt of the consent of the Department of Justice.


    3.03. Service Parts Inventory. On or before October 27, 1997, a physical inventory shall be conducted jointly by Buyer and Seller of the portion of the Inventory described as "service parts" (the "Service Part Inventory").

  4. ALLOCATION OF PURCHASE PRICE.

  The Purchase Price shall be allocated between the Assets and the non-competition provisions contained in the Non-Competition Agreement and the Employment Agreements as follows:

  Assets:                                        $27,350,000.00
  Leroy Property (unless an Excluded
  Asset pursuant to Section 2.01(k)):                400,000.00
  Non-competition provisions
   contained in the Non-Competition
   Agreement and the Employment
   Agreements($50,000 to each of the
  five (5)Indemnitors):                          $   250,000.00

The amount allocated to the Assets shall be further allocated among the various categories and classifications of the Assets discussed in Section 2.01 above. On or before the Closing Date, Seller and Buyer shall agree upon an allocation of the Purchase Price among the Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the related Treasury Regulations. If the parties cannot agree, Buyer, at Buyer's sole expense, shall cause an independent appraiser selected by Buyer, to prepare a schedule allocating the Purchase Price among the Assets. The allocation set forth on such schedule shall be reasonably satisfactory to Seller. Seller, Indemnitors, JMJ and Buyer agree that after such allocation is agreed upon (i) Seller, Indemnitors, JMJ and Buyer shall use such allocation for all purposes related to the valuation of the Assets, including, without limitation, in connection with any federal, state, county or local tax returns filed after such allocation shall be agreed upon, and (ii) unless required to do so in accordance with a "determination" as defined in Section 1313 (a)(l) of the Code. Neither Seller, Indemnitors, JMJ nor Buyer shall take any position in any tax return, tax proceedings tax audit or otherwise that is inconsistent with such allocation.





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


  5. SELLER'S LIABILITIES.

  Buyer will assume and pay only the following obligations of Seller (collectively, the "Assumed Liabilities"): (i)(a) the current liabilities, (b) indebtedness to NBD Bank, and (c) other accrued liabilities of Seller as of the Closing Date in each case to the extent accrued or reserved on the Seller's balance sheet dated September 30, 1997 (the "Balance Sheet"); and (ii) Seller's obligations under the Assumed Contracts, none of which shall be past due as of September 30, 1997, to the extent arising from and after September 30, 1997. Seller will be fully responsible for any and all obligations to any of Seller's employees or former employees who were employed as of or prior to the Closing Date. Except as provided herein, Seller will also be fully responsible for complying with all federal and state laws relating to employment or labor relations, or any other employment related matters arising out of Seller's operation of the Business as of or prior to the Closing Date.

     Except for the Assumed Liabilities, all other obligations, claims, liabilities and responsibilities of Seller, known or unknown, accrued, absolute, contingent or otherwise, shall remain and continue to be the obligation, liability and responsibility of Seller, including, without limitation, all obligations, liabilities and responsibilities related to taxes, employees and environmental matters, and in no event whatsoever shall Buyer, or any officer, director, shareholder, employee, representative or agent thereof, have any liability for such obligations, claims, liabilities and responsibilities of Seller. Notwithstanding anything herein to the contrary, the fees to be paid by Seller in accordance with Section 12.05 shall not be considered an Assumed Liability.

  6. WARRANTIES AND REPRESENTATIONS OF SELLER, INDEMNITORS AND JMJ.

  Seller, the Indemnitors, and JMJ, jointly and severally, hereby represent and warrant to Buyer as follows:

     6.01. (a) Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, which is the only jurisdiction which the ownership of its Assets or the conduct of its business requires such qualification, and no other jurisdiction had demanded, requested or otherwise indicated that Seller is required so to qualify. Seller has the full and independent power and authority to own or lease and to operate and use its assets and to carry on its Business as now conducted.

     (b) Organization of JMJ. JMJ is a co-partnership duly organized, validly existing and in good standing under the laws of the State of Michigan, which is the only jurisdiction which the ownership of its assets or the conduct of its business requires such qualification, and no other jurisdiction had demanded, requested or otherwise indicated that JMJ is required so to





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

qualify. JMJ has the full and independent power and authority to own or lease and to operate and use its assets and to carry on its Business as now conducted.

     6.02. Capital Structure of Seller. As of the date of this Agreement and at all times up to and including the Closing Date, Indemnitors shall collectively own not less than fifty-one percent (51%) of the outstanding voting capital stock of the Seller, including all rights and options convertible into capital stock. The authorized capital of Seller as of the Closing Date will be set forth on Schedule 6.02 attached hereto. As of the Closing Date, all outstanding shares of capital stock of Seller will have been duly and validly issued, will be fully paid and non-assessable, and will be outstanding and owned of record, and beneficially, as set forth on Schedule
6.02 attached hereto. Except as set forth on Schedule 6.02, as of the Closing Date, there will be no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of common stock of Seller. Complete and correct copies of Seller's Articles of Incorporation and all amendments thereto, and of its Bylaws have been delivered to Buyer. Seller does not own, directly or indirectly, any shares of capital stock of, or equity interest in, any corporation, partnership, joint venture or other entity.

     6.03. Authority Relative to This Agreement. (a) The execution, delivery and performance of this Agreement by Seller, and the transfer, conveyance, assignment and delivery of the Assets, are within the full and independent power and authority of Seller, have been duly authorized by the Board of Directors and shareholders of Seller, and this Agreement is the legal, valid and binding agreement of Seller and each of the Indemnitors, respectively, enforceable in accordance with its terms.

     (b) The execution, delivery and performance of this Agreement by JMJ, and the transfer, conveyance, assignment and delivery of the Leroy Property, are within the full and independent power and authority of JMJ, have been duly authorized by the partners of JMJ, and this Agreement is the legal, valid and binding agreement of JMJ and each of the Indemnitors, respectively, enforceable in accordance with its terms.

     6.04. Conflict with Existing Agreements. The execution, delivery, and performance of this Agreement by the Seller, the Indemnitors, and JMJ and the consummation of the transactions contemplated hereby (i) do not violate, to Seller's knowledge after due investigation, any provisions of law applicable to Seller, JMJ, or any Indemnitor, (ii) will not conflict with, or result in the breach or termination of any provision of any indenture, mortgage or other instrument, contract or agreement (except those which are not Assumed Contracts but are to be terminated as of the Closing Date), or any order judgment, arbitration award, or decree to which Seller, JMJ, or any Indemnitor is a party or by which it or any of its assets and properties are bound (including the Assets), that would materially





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

affect the Assets or Buyer's use of the Assets, and (iii) will not result in the creation of any lien, charge or encumbrance upon the Assets. Neither Seller, JMJ, any Indemnitor nor any of the Assets are subject to any mortgage, security interest, lease, agreement, instrument, order, judgment, arbitration award or decree, or to any law, statute, ordinance, or regulation, or any other restriction of any kind or character, which would prevent Seller, JMJ, or any Indemnitor from entering into this Agreement or from consummating the transactions contemplated hereby, and no judicial, governmental, or creditor committee approvals of this Agreement or the transactions contemplated hereby are required on the part of Seller, JMJ, or any Indemnitor. In the event consent of any lender, lessor, franchisor, customer or other person is required to consummate or facilitate consummation of this Agreement and the transactions contemplated hereby, Seller, JMJ, and the Indemnitors shall exercise all due diligence to obtain such consent on or before the date the payment under
Section 3.02(a) is made.

     6.05.  Financial Statements; Books and Records.  Attached hereto as
Schedule 6.5 are the balance sheet and income statement of Seller for the fiscal year ending December 31, 1996 (the "1996 Financial Statements") and prior to the Closing Date the nine months ending September 30, 1997, will be attached hereto (the "1997 Financial Statements"). The 1996 Financial Statements are and the 1997 Financial Statements will be complete and correct, have been reviewed by an independent certified public accountant in accordance with the standards for reviewed statements issued by the American Institute of Certified Public Accountants, and fairly present the financial position of the Seller as of the respective date of said Financial Statements and fairly present the results of its operations for the fiscal year then ended. The books, records and work papers of Seller are in all material respects complete and correct, have been maintained on an accrual basis, in accordance with accounting principles consistently applied, and accurately reflect, and will accurately reflect, the basis for the financial condition and results of operations of Seller.

     6.06. Absence of Undisclosed Liabilities. To the best knowledge of Seller and Indemnitors after due investigation, Seller does not have any liabilities or obligations, whether accrued, absolute, contingent or otherwise, existing or arising out of any transaction entered into, or state of facts existing, on or prior to the date hereof, other than such liabilities as are specifically (i) set forth in the Financial Statements attached hereto as Schedule 6.5; (ii) incurred by Seller in the ordinary course of business during the period from the date of the Financial Statements; or (iii) listed in Schedule 6.6 attached hereto.

     6.07. Title to Assets. As of the Closing Date, the Assets being acquired by Buyer shall be owned by Seller (or in the case of the Leroy Property by JMJ) free and clear of all indebtedness, liens, charges and encumbrances of any nature, other than Assumed Liabilities, and Seller and JMJ, respectively, shall





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

indemnify and save Buyer harmless from any liability thereon, pursuant to the terms of Section 13.01 hereof. No person, firm or corporation has any written or oral agreement, option, understanding, or commitment, or any right or privilege capable of becoming an agreement, for the purchase from the Seller (or JMJ as the case may be) of any of the Assets, other than pursuant to purchase orders for Inventory accepted by the Seller in the ordinary course of its business.

     6.08. Absence of Certain Changes or Events. Since August 31, 1997, (i) there has been no material change in the condition, operation, business, properties, assets or liabilities of Seller other than changes in the ordinary course of business disclosed in writing to Buyer and such changes in the ordinary course of business have not adversely affected the Business of Seller in any material respect, (ii) the Assets, property, prospects, business and financial condition of Seller have not been adversely affected in any material way as a result of fire, accident or other casualty (whether or not insured) or act of God, (iii) there has been no sale, transfer or other disposition by Seller, other than disclosed in writing to Buyer and in the ordinary course of business and consistent with past practice, or mortgage or pledge of or imposition of any lien, charge or encumbrance on, any of its properties or assets, (iv) there has been no payment of any claims or discharge or satisfaction of any lien or encumbrance or payment of any obligation or liability, any cancellation of debts owed to or claims held by Seller or waiver or release of any rights of value, in each case other than in the ordinary course of business and consistent with past practice, and (v) to Seller's knowledge, other than as disclosed on Schedule 6.8, there has been no material change in the prospects, business or financial condition of Seller which would have an adverse affect on the value of the Business, other than those matters affecting the Business or industry which would be known generally by both Seller and Buyer, (vi) the change in the Seller's retained earnings set forth on the Balance Sheet compared to the Seller's balance sheet dated August 31, 1997 will be less than Five Hundred Thousand Dollars ($500,000.00) (the "Change"). In the event that the Seller's retained earnings have decreased by an amount that is greater than $500,000.00, Buyer shall have the option to terminate this Agreement and have its $2,500,000.00 payment made in accordance with Section 3.02(a) immediately returned.

     6.09. Employment Matters. Schedule 6.9 attached hereto lists the annual salary or hourly wages payable to all persons presently employed at the Business. Except as set forth in Schedule 6.9, Seller is not a party to:

     (a) Any oral or written employment agreements with any person currently or at any time in the past employed by the Seller or providing services to the Business except for employment contracts which are terminable at will, without notice and without costs or other liability to Seller. Seller has made no oral or written promises to any person now or at any time in the past





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

employed at the Business, including but not limited to, such person's right to continued employment, right to receive increased wages or any benefits, ability to work certain hours or shifts and/or right to take a vacation other than as provided in the Seller's employee benefits manual, a copy of which is attached to Schedule 6.9;

          (b) Any collective bargaining agreement with current or former employees of Seller. Seller shall notify all employees in a timely manner of the pending sale and otherwise comply with all federal and state laws with respect to notification and disclosure of this transaction; and

          (c) Any bonus, pension, profit sharing, retirement, stock purchase, hospitalization, insurance or other similar plan providing for employee benefits to those now or at any time in the past employed at the Business, except for those specifically identified in Schedule 6.9, copies of which plan(s), if any, are appended to such Schedule.

     All obligations of the Seller relating to employees and agents of the Seller, whether arising by operation of law, by contract, or by past service, for payments to trusts or other funds or to any governmental agency, or to any individual employee or agent (or his heirs, legatees, or legal representatives) with respect to unemployment compensation benefits, profit sharing or retirement benefits, or social security benefits have been paid, or shall have been paid on or before the Closing Date, by the Seller. All obligations of the Seller as an employer or principal relating to employees or agents, whether arising by operation of law, by contract, or by past practice, for vacation and holiday pay, bonuses, and other forms of compensation which are or may become payable to such employees or agents, have been paid by the Seller, or shall have been paid by the Seller by the Closing Date, other than the Assumed Vacation Day Pay Obligations.

          6.10. Business Taxes. (a) Seller has filed or will file all tax returns required to be filed by it under any federal, state or local law, and has paid all taxes for the periods covered by such returns. Seller is not delinquent in the payment of any taxes claimed to be due by any federal, state or local taxing authorities. Seller has and will have no accrued or unpaid federal, state and local taxes of Seller, whether or not disputed, including any interest and penalties in connection therewith, for all fiscal periods ending on or before the date of Seller's financial statements or through the Closing Date.

          (b) Except as set forth in Schedule 6.10, (i) no agreements have been made by or on behalf of Seller for any waiver or for the extension of any statute of limitations governing the time of assessment or collection of any federal, state or local taxes. Seller and its officers have received no notice of any pending or threatened audit by the Internal Revenue Service or any state or local tax agency related to Seller's tax returns or tax liability for any period and no claim for assessment or collection of taxes has been asserted against Seller, and (ii) there are no tax liens arising from taxes payable for years prior to 1997 (whether imposed by any federal, state or local taxing authority) outstanding against any of the assets, properties or the Business of Seller.

     (c) If required pursuant to applicable state law, Seller, after Closing, shall file a final tax return with the State of Michigan and shall pay any taxes, penalties and interest which are required to be paid pursuant to statute.

     (d) The sale by Seller of the Assets, and the acquisition thereof by Buyer for the intended use by Buyer in a manufacturing trade and business following the Closing Date, will not result in the imposition of or liability for any sales or use taxes and, if such taxes are imposed or liability therefor incurred or asserted notwithstanding Buyer's use of the Assets in a manufacturing trade and business following the Closing Date, Seller will indemnify and hold Buyer harmless therefrom, pursuant to the terms of
Section 13.01 below.

     6.11. Condition of Tangible Personal Property. All Tangible Personal Property shall on September 30, 1997 be in good and working order and in substantially the same condition as presently exists. All Tangible Personal Property is on September 30, 1997, and on the Closing Date shall be, situated at the Business premises and shall be used or usable by Seller in connection with the Business. Except for the Excluded Assets, the purchased Assets owned by Seller and being transferred to Buyer pursuant to this Agreement constitute all of the assets used in the Business and such Assets will enable Buyer to operate the Business in substantially the same manner as Seller is now conducting the Business. To Seller's knowledge, the Assets are suitable for the uses for which intended. Except as set forth in Schedule 6.11, no notice of any violation of any law, ordinance or regulation has been received by Seller with respect to the Business or the Assets. All of the Inventory is now and shall be on the Closing Date, in good condition, not obsolete, nondefective and useable or saleable within one (1) year from the Closing Date in the usual and ordinary course of business as conducted by Seller on the date hereof, other than the Service Parts Inventory which shall be useable or saleable within two (2) years from September 30, 1997 in the usual and ordinary course of business as conducted by Seller on the date hereof. All Inventory is reflected on the current financial statements of Seller in accordance with generally accepted accounting principles or consistent with current practices, consistently applied, and valued at the lower of cost or market value.

     6.12. Litigation Claims. Except as set forth in Schedule 6.12, no judgment or administrative order has been entered or issued, and no legal action, suit, arbitration, proceeding or investigation is pending as to which Seller has received notice, claim or assertion in writing, or to the knowledge of Seller is threatened, which individually or in the aggregate might adversely affect in any way (i) Buyer's ability to operate the Business in the future as it is presently, (ii) Seller's or JMJ's title or interest in any of the Assets sold to Buyer hereunder, (iii) Seller's or JMJ's right or power to transfer same, or (iv) the ownership, possession or use of any of the Assets by the Buyer.

     6.13. Permits. Seller owns, holds or possesses all franchises, permits, licenses, certificates, privileges, immunities, approvals and other authorizations necessary to own or lease, operate and use the purchased Assets and to carry on and conduct the Business as now conducted (hereinafter collectively called the "Permits"), all of which are assignable to and will be fully and effectively assigned and transferred to Buyer as of the Closing Date without expense to Buyer or imposition of any condition or restriction binding on Buyer. Schedule 6.13 sets forth a list and brief description of the Permits. Complete and correct copies of all the Permits listed or described in
Schedule 6.13 have heretofore been delivered to Buyer by Seller. Seller has fulfilled and performed its obligations under each of the Permits and, to its knowledge, no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default under any of the Permits, or which, after notice or lapse of time or both, would permit revocation or termination of any of the Permits; or which may adversely affect in any material respect the rights of Seller (or Buyer) under any of the Permits.

     6.14. Assumed Contracts. (a) The Assumed Contacts are all of the agreements and contracts in any way relating to or affecting the Business, all of which are assignable to and will be fully and effectively assigned and transferred to Buyer as of the Closing Date without expense to Buyer or imposition of any condition or restriction binding on Buyer. The copies of all Assumed Contracts have been furnished to Buyer, and are full and complete copies, as amended, to the present date.

     (b) All Assumed Contracts are now and on the Closing Date shall be in good standing and in full force and effect without amendment thereto (unless such amendments are clearly noted) and Seller is entitled to all benefits thereunder. All of the transactions of Seller with third persons have been conducted on an arms-length basis. All Assumed Contracts are valid and binding obligations of the parties thereto in accordance with their respective terms.

     (c) No material default or alleged material default exists on the part of Seller, nor, to the knowledge of Seller or its officers, on the part of any other party, under any Assumed Contract and there exists no state of facts, which after notice or lapse of time, or both, would constitute a default or breach in connection with any Assumed Contract. For purposes of this subsection, the word "default" includes, but is not limited to, the failure to comply with any condition precedent under the provisions of any such Assumed Contract. Seller has received no information which might reasonably indicate that any party to a contract or commitment is unable or unwilling to perform under such Assumed Contract.

     (d) Seller has no information which might reasonably indicate that any customer or supplier of Seller intends to cease purchasing from, selling to or dealing with Seller, nor has any information been brought to the attention of Seller which might reasonably lead Seller to believe that any customer or supplier intends to alter in any material respect, the amount of such purchases, sales or the extent of dealings with Seller or would alter in any material respect its purchases from, sales to, or dealings with Buyer in the event of the consummation of the transactions contemplated hereby.

     6.15. Environmental Matters. There is no litigation or proceeding either pending or threatened against or relating to Seller with respect to the Plant (to JMJ with respect to the Leroy Property) and all other Business premises known to Seller and JMJ, respectively, and there are no outstanding citations by any federal, state or local governmental agency having jurisdiction over the operation of the Assets and Business except as set forth in Schedule 6.15. Seller has not and JMJ has not, and to their respective knowledge, no party other than Seller has caused or permitted the Plant and all other Business premises to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, release, transfer, produce, or process hazardous, dangerous, or toxic substances, or solid waste, except in compliance with all applicable federal, state, and local laws or ordinances. Seller, JMJ, and the Plant and all other Business premises are now and have been in compliance with all environmental laws and regulations. Seller and JMJ, respectively, have obtained all permits, licenses and other authorizations required by all environmental laws and regulations, and all such permits, licenses and other authorizations are in full force and effect as of the date hereof. A true and correct list of all such permits, licenses and other authorizations is set forth in Schedule 6.15 hereof. Except as described in Schedule 6.15, each of the Seller and JMJ is and has at all times been in full compliance with all such permits, licenses and authorizations. Except as described in Schedule 6.15, neither JMJ nor the Seller nor its directors, officers, employees or agents have generated nor transported any hazardous substances at any time which have been transported to or disposed of in any landfill or other facility, which transportation or disposal could create liability to any unit of government or any third party. Neither the Seller nor JMJ have received, or is the Seller or JMJ aware of, any request for response action, administrative or other order (or request therefor), judgment, complaint, claim, investigation, request for information or other request for relief in any form relating to any facility where hazardous substances generated or transported by the Seller or JMJ have been disposed of, placed or located. A true and correct list of all transporters, landfills and other facilities now or heretofore used by Seller and JMJ is set forth in Schedule 6.15 hereof, including the street address, county in which located, and the commonly-known name of each such landfill and facility, if any. In addition, Seller has provided Buyer or its agents copies of, or access to, all manifests and records maintained by Seller relating to such transporters, landfills and other facilities. The Seller has disclosed and delivered to Buyer all environmental reports and investigations which the Seller has ever obtained or ordered with respect to the Plant and all other Business premises.

     6.16. Patents and Trademarks. Schedule 6.16 contains a list and description of (i) all of Seller's patents, patent rights and applications for patents relating to the Business; (ii) all United States, state and foreign trademarks, servicemarks, trade names and copyrights for which registrations have been issued or applied for, and all other United States, state and foreign trademarks, servicemarks, trade names and copyrights owned by Seller or in which Seller holds any right, license or interest used in or relating to the Business, showing in each case the product, device, process, service, business or publication covered thereby, the registered or other owner, expiration date and number, if any, and, in the case of any such right, license or interest, a description thereof; (iii) all agreements, commitments, contracts, understandings, licenses, assignments and indemnities relating or pertaining to any asset, property or right of the character described in the preceding clause to which Seller is a party, showing in each case the parties and the material terms; (iv) all licenses or agreements pertaining to mailing lists, know-how, trade secrets, inventions, disclosures or uses of ideas used in or relating to the Business to which Seller is a party, showing in each case the parties and the material terms; and (v) all registered assumed or fictitious names under which Seller is conducting the Business. Except as set forth in Schedule 6.16, Seller is the sole and exclusive owner of the Patents and Trademarks and Trade Secrets, free and clear of any claims, liens, licenses, sublicenses, charges or encumbrances, and no governmental registration of any of said property has lapsed, expired or been abandoned, opposed, or been the subject of a re-examination request or canceled, and, neither the Seller, nor its officers or directors have any knowledge of any claims, threatened claims or any basis for challenging either the scope, validity or enforceability of any of the copyrights, patents, trademarks, trade names and service marks which are a part of said property. There are no instances where it has been held, claimed or alleged, whether directly or indirectly, and neither the Seller, nor its officers or directors have any knowledge of any basis upon which a claim may be made, that any of Seller's Patents and Trademarks and Trade Secrets infringes the intellectual property of any third party, or that any activity of any third party infringes upon any of the Seller's Patents and Trademarks and Trade Secrets. Seller has been and is now conducting the Business in a manner which has not been and is not now in violation of any intellectual property rights of a third person and does not require a license or other proprietary right to so operate the Business. The manufacturing and engineering drawings, process sheets, specifications, trade secrets, "know-how" and other like data of Seller are in such form and of such quality that Buyer can, following the Closing, design, produce, manufacture, assemble and sell the products and provide the services heretofore provided by the Seller so that such products and services meet applicable specifications and conform with the quality standards heretofore met by it.

     6.17. Insurance. Seller maintains policies of liability (excluding products liability) and other forms of insurance, in such amounts and against such risks and losses as are reasonable and adequate for its business and properties. Schedule 6.17 sets forth a list and brief description (including carriers, policy numbers, and the nature of coverage with respect to each type of coverage) of policies of insurance maintained, owned or held by Seller in effect through the date hereof. Seller has complied with each of such insurance policies and has not failed to give notice or present any claim thereunder in a due and timely manner.

     6.18. WARN Act. To the extent applicable, Seller accepts full responsibility with respect to and agrees to abide by all provisions of the Workers' Adjustment and Retraining Notification Act, as amended, 29 U.S.C. Sections 2101-2109, and regulations and interpretive rules promulgated thereunder, including, but not limited to, the providing of any notices required thereunder.

     6.19. Warranties; Product Liability. Schedule 6.19 attached hereto is a complete and accurate list of any and all warranties made by Seller covering or relating to any products or property sold, leased or rented by Seller related to the Business and for any services furnished or rendered by Seller related to the Business ("Seller's Products or Services"). Except for losses, claims, damages and expenses adequately covered by Seller's insurance, there are not
(a) any liabilities of Seller, fixed or contingent, asserted and arising out of or based upon incidents occurring on or before the date hereof with respect to any product liability or any similar claim that relates to any of Seller's Products or Services, or (b) any liabilities of Seller, fixed or contingent, asserted and arising out of or based upon incidents occurring on or before the date hereof with respect to any claim for the breach of any express or implied product warranty, or any similar claim that relates to any of Seller's Products or Services, and Seller and its officers have no knowledge of any defect or deficiency in any of Seller's Products or Services which could give rise to any such liabilities or claims.

     6.20. No Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been conducted by Seller and Indemnitors without the intervention of any person and shall not give rise to any valid claim against either of the parties hereto for a brokerage commission or other like payment.

     6.21. Compliance With Laws. At all times prior to the date hereof, Seller has complied fully and faithfully with all laws, orders, regulations, rules, decrees and ordinances affecting to any extent or in any manner any aspect of its business. There are no existing laws, orders, regulations, rules, decrees or ordinances of such a nature as could be expected to adversely affect the continued conduct of Seller's business in the manner presently being carried on and conducted.

     6.22. Disclosure. To the best of Seller's, Indemnitors', and JMJ's knowledge, no statement in this Agreement or in any document, schedule, certificate or exhibit furnished or to be furnished by Seller or Indemnitors or JMJ to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or fail to contain any material facts necessary in order to make the statements therein not misleading. Except as already disclosed in this Agreement or in any document, schedule, certificate or exhibit prepared in connection with this Agreement, including, without limitation, Schedule 6.8, to the best of Seller's, Indemnitors' or JMJ's knowledge, there are no events, transactions or other facts which, either individually or in the aggregate, might reasonably give rise to circumstances or conditions which might have a material adverse effect on any of the Assets.

  7. REPRESENTATIONS AND WARRANTIES OF BUYER.

  Buyer hereby represents and warrants to Seller as follows:

     7.01. Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     7.02. Authority. (a) Buyer has full power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to comply with the terms, conditions and provisions hereof. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by the Board of Directors of Buyer and does not require any further authorization or consent by Buyer or its stockholders. This Agreement is the legal, valid and binding agreement of Buyer, enforceable in accordance with its terms.

     (b) The execution, delivery, and performance of this Agreement by the Buyer and the consummation of the transactions contemplated hereby (i) does not violate, to Buyer's knowledge, any provisions of law applicable to Buyer, (ii) will not conflict with, or result in the breach or termination of any provision of any indenture, mortgage or other instrument, contract or agreement (except those to be terminated as of the Closing Date), or any order, judgment, arbitration award, or decree to which Buyer is a party or by which it or any of its assets and properties are bound (including the Assets). In the event consent of any lender, lessor, franchisor, customer or other person having a business relationship to Buyer is required to consummate or facilitate consummation of this Agreement and the transactions contemplated hereby, Buyer shall exercise all due diligence to obtain such consent prior to the Closing Date.

     (c) Buyer has had an opportunity to make a preliminary inspection of the Assets. Upon closing the transaction contemplated by this Agreement, Buyer agrees that it accepts the Assets, including the Tangible Personal Property in their then present "as is" condition, "where is", with no warranties other than those expressly set forth herein. Notwithstanding the foregoing, Buyer shall be entitled to rely on the representations, warranties, covenants and agreements of Seller and the Indemnitors, and no investigations nor rights to make investigation shall in any way limit, affect or impair the right of the Buyer to rely upon the representations, warranties, covenants and agreements of Seller and the Indemnitors.

  8. COVENANTS AND AGREEMENTS OF SELLER, INDEMNITORS AND JMJ.

  Seller, Indemnitors and JMJ covenant and agree with Buyer as follows:

     8.01. Conduct of Business Pending the Closing. Pending the Closing and except as otherwise permitted by this Agreement or as consented to by Buyer in writing (which consent shall not be unreasonably withheld or delayed) since September 30, 1997:

     (a) Seller will carry on its business diligently and in good faith on an arm's-length and substantially in the same manner as past practice;

     (b) Seller will perform in all material respects its obligations under all contracts to which it is a party or by which it is bound or to which its properties or assets are subject;

     (c) Seller will maintain and keep the Assets in as good operating condition and repair as at present except for such ordinary wear and tear as will not significantly affect the viability, utility, function or value thereof, and JMJ will maintain and keep the Leroy Property in as good operating condition and repair as at present except for such ordinary wear and tear as will not significantly affect the viability, utility, function or value thereof;

     (d) Seller will use its best efforts to preserve intact its business organization and to maintain satisfactory relationships with and preserve the good will of licensors, suppliers, distributors, customers and others having business relationships with Seller;

     (e) Seller will consult with Buyer regarding all significant developments, transactions and proposals relating to the Business;

     (f) Seller will not engage in any activities or transactions other than in the ordinary course of its business as conducted as of the date hereof and that from such date until the Closing Date all cash of the Seller and other Assets may be used or applied in payment only in respect of Assumed Liabilities, and shall not be used or applied in payment of any other obligations of Seller or any of its affiliates, and shall not be transferred or distributed to any shareholder or affiliate of Seller or any other corporation, association entity or person without the prior written consent of Buyer;

     (g)(i) Seller will not declare, authorize or pay any dividend on any shares of its capital stock in cash, stock or other property, make any other distribution with respect to any shares of its capital stock, directly or indirectly redeem, purchase or otherwise acquire any of its capital stock, or make any other distribution of its assets to its shareholders, and (ii) Seller will not issue or sell, or issue options or warrants to purchase or rights to subscribe to, or enter into any agreement or contract with respect to, any shares of capital stock or make any other changes in its capital structure, or declare, authorize or pay any dividend on any shares of its capital stock in cash, stock or other property, make any other distribution with respect to any shares of its capital stock, directly or indirectly redeem, purchase or otherwise acquire any of its capital stock, or make any other distribution of its assets to its shareholders, as a result of which the Indemnitors, collectively, would at any time own less than fifty-one percent (51%) of the outstanding voting capital stock of Seller, Seller may however, withdraw for use in the Business or any other use those funds received by the Seller pursuant to Section 3.02(a);

     (h) Seller will not increase the salaries, wages, compensation, rates of pay, commissions, expense reimbursements or allowances, bonuses or fringe benefits payable to any of its directors, officers, employees, agents, contractors or representatives;

     (i) Seller will not amend its Articles of Incorporation (except with respect to changing its corporate name as of or following the Closing Date) or Bylaws;

     (j) Seller will not make or enter into any material capital expenditure or capital lease obligation, or commitment with respect thereto;

     (k) Seller will not incur, assume or guarantee any long-term indebtedness or, except in the ordinary course or for purposes of consummation of the transactions contemplated by this Agreement and in either case following consultation with Buyer, any short-term indebtedness. As used in this subparagraph (k), long-term indebtedness means any indebtedness for money borrowed and/or liabilities for the payment of money relating to capital lease obligations maturing more than one year after the date of the incurrence, assumption or guarantee thereof, and short-term indebtedness means indebtedness for money borrowed and/or liabilities for the payment of money relating to capital lease obligations maturing one year or less after the date of the incurrence, assumption or guarantee thereof;

     (l) Seller will not enter into any material transaction or make any material commitment which is not in the ordinary course of business, or which would have a material, adverse effect on the Business or Assets; and

     (m) Except to the extent necessary to fund current required contributions to the Seller's retirement or other employment benefit plans, Seller will make no other contribution to such plans. Seller shall, however, be responsible for and pay any funding deficit in such plans as of the Closing Date.

     (n) So long as this Agreement remains in effect Seller and the Indemnitors shall not authorize or knowingly permit any of them or their respective representatives or affiliates, directly or indirectly, to entertain, solicit or encourage or participate in any negotiations with, or provide any information to, any person or group of persons (other than Buyer and its representatives) concerning any Acquisition Proposal (as hereinafter defined) other than pursuant to this Agreement. Seller shall notify Buyer immediately if any such inquiry or Acquisition Proposal is received by Seller or any of the Indemnitors, or any of their representatives or affiliates. For purposes of this Section, "Acquisition Proposal" shall mean any (i) proposal pursuant to which any corporation, partnership, person or other entity or group, other than Buyer, would acquire or participate in a merger or other business combination involving Seller, directly or indirectly; (ii) proposal by which any corporation, partnership, person or other entity or group, other than Buyer, would acquire the right to vote ten percent (10%) or more of the capital stock of Seller entitled to vote thereon for the election of directors; (iii) acquisition of ten percent (10%) or more of the Assets; or (iv) acquisition in excess of ten percent (10%) of the outstanding capital stock of Seller, in each case other than as contemplated by this Agreement.

     (o) Seller shall not acquire or agree to acquire by merging, consolidating with, or by purchasing a substantial portion of the assets of, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to Seller (other than supplies in the ordinary course of business).

     (p) Neither Seller nor any of the Indemnitors nor JMJ shall take any action that would knowingly result in any of the representations and warranties of Seller, the Indemnitors and/or JMJ set forth in this Agreement becoming untrue in any material respect.

     (q) Neither Seller nor any of the Indemnitors nor JMJ shall materially default in the performance of any of its or their obligations under any undertaking where such action would have a material adverse effect on the financial condition, results of operations or prospects of Seller.

     (r) Seller shall not amend, modify, terminate or fail to renew or preserve its business organization, material rights, franchises, permits and licenses, material contracts and commitments, or take any action which would jeopardize the continuance of the goodwill of its customers or where such action would have a material adverse effect on the financial condition, results of operations or prospects of Seller.

     8.02. Approvals and Consents. Prior to the Closing, Seller, Indemnitors and JMJ shall use good faith efforts to obtain any and all permits, approvals, consents and other authorizations of, and shall make all filings with, all governmental agencies and other persons required to be obtained by Seller, Indemnitors and JMJ in the opinion of counsel for Buyer, for the consummation of the transactions contemplated by this Agreement.

     8.03. Non-Foreign Affidavit. Seller's United States taxpayer identification number is 38-1881564; and JMJ's United States taxpayer identification number is 38-228876. Neither Seller nor JMJ is a "foreign person" as defined in the Internal Revenue Code Section 1445 (and in regulations thereunder). At the time of Closing, each of Seller and JMJ will sign an affidavit so stating to the satisfaction of Buyer, and also stating that (i) Neither Seller nor JMJ is a foreign person; (ii) Seller and JMJ intend to file a U.S. tax return with respect to the sale of the real property; (iii) Neither Seller nor JMJ is subject to backup withholding requirements under any federal, state or local tax laws or regulations; and (iv) Buyer has permission to file a copy of such affidavit with the Internal Revenue Service and state and local tax authorities.

     8.04. Transfer and Liability. Seller has the sole responsibility for any employment rights or benefits which any of its employees may have. Buyer has no obligation whatsoever to employ any such employees or to pay any benefits which any employee has or claims to have by virtue of an employment relationship with Seller, other than the Assumed Vacation Day Pay Obligations. Buyer shall have the right to interview all of the employees of Seller. If Buyer elects to hire an employee of Seller, Seller agrees to cooperate and encourage such employee to become an employee of Buyer and further agrees, on the Closing Date, to terminate any employment relationship which such employee may have with Seller. Seller shall be liable for any salary, wages, bonuses, commissions, accrued vacation time, sick leave time, profit sharing or pension benefits and any other compensation or benefits as well as any actions or causes of action, including but not limited to, unemployment compensation claims and workers compensation claims which may be asserted by any of its employees which are not hired by Buyer or by any of its employees which are hired by Buyer if the claim of such hired employee relates to or arises from employment with Seller or termination of employment by Seller, other than the Assumed Vacation Day Pay Obligations.

     8.05. Change of Name. Promptly following the Closing, Seller shall change its corporate name to "North Lakes Manufacturing, Inc.", or another name not confusingly similar to "Machine Tool and Gear, Inc."

     8.06. Permitted Access. From the date hereof through the Closing Date, Seller, Indemnitors and JMJ shall permit Buyer and its representatives to have full access and on-site review of the business and operations of Seller as Buyer may determine reasonably necessary or advisable, and Seller, Indemnitors and JMJ shall cause each of their agents and representatives to cooperate fully with such investigations, provided, however, that such investigations shall merely be for the purpose of Buyer's remaining aware of the on-going operations of Seller and so better determining if Seller, Indemnitors and JMJ are abiding in all material ways with their covenants respecting actions to be taken prior to the Closing Date, and if their representations and warranties are likely to be true in all material respects at Closing.

     8.07. Regulatory Filings. Seller shall cooperate and assist in any regulatory filings or reports made by Buyer under the Hart-Scott-Rodino Antitrust Improvements Act (the "HSR Act"), the Securities Act of 1933, the Securities Exchange Act of 1934, and any other applicable statute or regulation ("Regulatory Filings"), and shall deliver to Buyer appropriate financial and other information concerning Seller's Business and Assets as may be requested by Buyer. Seller and Indemnitors shall use its and their best efforts, respectively, to secure consents from their independent public accountants for the incorporation of Seller's financial statements and accompanying notes into any Regulatory Filings.

     8.08. Financial Statements. Seller shall provide Buyer, in conformance with Rule 3-05 of the Securities and Exchange Commission's Regulation S-X, appropriate financial statements for the years ended December 31, 1994, 1995, and 1996.

  9. COVENANTS AND AGREEMENTS OF BUYER.

  Buyer covenants and agrees with Seller as follows:

     9.01. Confidential Nature of Information. Buyer shall treat in confidence all documents, materials and other information which it shall have obtained regarding Seller during the course of the negotiations leading to the consummation of the transaction as contemplated hereby (whether obtained before or after the date of this Agreement and whether or not the Closing is completed), the investigations provided for herein, and the preparation of this Agreement. All information obtained by Buyer or Buyer's agents, employees or contractors ("Buyer's Agents") by reason of any inspection of the real Property by Buyer or Buyer's Agents, including, but not limited to, any written reports, field notes and drawings shall be held strictly confidential by Buyer and Buyer's Agents. All inspections and tests performed by Buyer or Buyer's Agents shall be conducted in compliance with all federal, state and local laws, orders, regulations and ordinances. Buyer shall indemnify and hold Seller harmless from any and all losses, liabilities or damages resulting from such activity by Buyer or Buyer's Agents. If the transaction herein contemplated shall not be consummated, Buyer shall continue to hold such information and documents in strict confidence and will return or deliver to Seller all such documents, reports, field notes, drawings, including, without limitation, any exhibits, schedules and other documents obtained independently or from Seller in connection with this Agreement (or will destroy any of the foregoing containing any notes or other information developed by Buyer on its own), without retaining copies thereof. The obligation of Buyer to treat such documents, materials and other information in confidence shall not apply to any information which (a) Buyer can demonstrate was already lawfully in its possession prior to disclosure thereof by Seller,
(b) is known to the public and did not become so known through any violation of a legal obligation, (c) became known to the public through no fault of Buyer, or (d) relates to the assets in the Business subsequent to Closing. Buyer shall not in any event use, nor permit anyone else to use, such information obtained from Seller that it is bound to keep confidential to facilitate competition with Seller. Notwithstanding the foregoing, Buyer shall be permitted to release such public statements concerning the transactions contemplated by this Agreement, and to make such other public disclosures, as may be required by law.

     9.02. HSR Act Filing. Buyer shall use its best efforts to prepare and file any regulatory filings due under the HSR Act within thirty (30) days following the Buyer's payment of the portion of the Purchase Price under
Section 3.02(a) of this Agreement.

  10.  CONDITIONS TO BUYER'S PERFORMANCE.

  The obligation of Buyer to complete the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, except to the extent any such condition is waived in writing by Buyer:

       10.01. Warranty Deeds; Title Insurance; Surveys; Baseline Environmental Assessment Reports for Plant Properties and Leroy Property. Seller and JMJ, respectively, shall have delivered to Buyer warranty deeds, in form and substance satisfactory to Buyer, conveying fee title interest in and to each of the Plant Properties and the Leroy Property to Buyer along with commitments for owner's policies of title insurance, with premiums paid and all requirements satisfied, insuring Buyer's fee title ownership interest in and to each of the Plant Properties and the

Leroy Property, free and clear of all liens, claims, encumbrances and restrictions, other than Assumed Liabilities, certified surveys of each of the Plant Properties and the Leroy Property, and baseline environmental assessment reports (which Buyer directs Seller to obtain promptly following the execution of this Agreement) for each of the Plant Properties and the Leroy Property, all issued by companies approved by Buyer and in form and content satisfactory to Buyer; provided, however, that in the event that Seller or JMJ, respectively, is unable to fulfill the conditions of Section 10.01 with respect to one or more of the Plant Properties or the Leroy Property to the satisfaction of Buyer on or before the Closing Date, at the option of Buyer, any of said Plant Properties or the Leroy Property may be designated as Excluded Assets and not included in the sale and transfer at the Closing; and in said event, the value of any said Plant Properties or Leroy Property shall be excluded from the Purchase Price, and, at the Closing, Seller or JMJ, as the case may be, shall lease to Buyer each of said Plant Properties or Leroy Property excluded from the sale and transfer on the terms and conditions provided in a Lease Agreement.

     10.02. Performance by Seller, Indemnitors and JMJ. Seller, Indemnitors and JMJ shall have performed and complied in all material respects with the terms, provisions and conditions of this Agreement to be performed and complied with by them at or before the Closing, and the representations and warranties of Seller, Indemnitors, and JMJ, contained in this Agreement shall be true in all material respects as of the date of this Agreement and as of the Closing (except as contemplated or permitted by this Agreement). All Schedules listed in this Agreement shall be updated for changes occurring after the date hereof through the Closing Date and be accurate as of that date. Buyer shall have received a certificate, dated as of the Closing Date, executed (a) on behalf of Seller by the President of Seller acting in the capacity of corporate officer, (b) by each of the Indemnitors, and (c) by the authorized JMJ partner, stating that (i) the representations and warranties of Seller, Indemnitors and JMJ made under and pursuant to this Agreement are repeated and made to speak as of the Closing Date and, as thus repeated and made, are true and correct as of the Closing Date; (ii) any representations and warranties regarding information contained in any Schedule shall be deemed to relate to the updated Schedules which are to be delivered at the Closing and shall be true and correct as of the Closing Date; (iii) no action or proceeding has been instituted, or to Seller's or Indemnitors' or JMJ's knowledge threatened, for the purpose, or with the probable effect, of enjoining, or preventing, the consummation of the transactions contemplated by this Agreement; and (iv) Seller, Indemnitors and JMJ have complied with their agreements contained in this Agreement which are to be performed by them prior to the Closing.

     10.03. Certificate of Good Standing. Buyer shall have received a Certificate of the Michigan Department of Consumer and Industry Services, Corporation, Securities and Land Development Bureau, of a recent date, certifying that Seller is a corporation in good standing under the laws of the State of Michigan, and Buyer shall have received a Certificate of the Oakland County Clerk, of a recent date, certifying that JMJ is a co-partnership in good standing under the laws of the State of Michigan.

     10.04. Required Consents. All consents from any and all third parties and governmental agencies, including, but not limited to the Department of Justice and the Federal Trade Commission under the HSR Act and the Lease Assignment Consents, required to consummate or facilitate the transactions contemplated herein shall have been obtained by Seller, Indemnitors and JMJ and shall not have been revoked, terminated or otherwise rendered ineffective and shall be acceptable to Buyer in form and substance.

     10.05. Certificates of Secretary/Authorized Partner(s). (a) Buyer shall have received a Certificate of the Secretary of Seller, dated as of the Closing Date, which certifies (i) the resolutions duly adopted by the Board of Directors of Seller approving this Agreement and the transactions contemplated herein, (ii) the resolutions duly adopted by the shareholders of Seller approving this Agreement and the transactions contemplated herein and thereby and (iii) the incumbency of each officer authorized to execute this Agreement and related documents provided for herein.

  (b) Buyer shall have received a Certificate of the Authorized Partner(s) of JMJ, dated as of the Closing Date, which certifies (i) that the partners of JMJ approved this Agreement and the transactions contemplated herein, and (ii) that the Authorized Partner(s) has the power to execute this Agreement and related documents provided for herein.

     10.06. Lien Search. Buyer shall have obtained from the appropriate local and State units having responsibility therefor, complete reports dated within twenty (20) days or less of the Closing Date to Buyer's satisfaction showing no tax liens, and no financing statements of record or other evidence reflecting any liens or security interests outstanding affecting the Business or Assets (including the Plant Properties and the Leroy Property), except those securing obligations to be paid and discharged from the Purchase Price or Assumed Liabilities.

     10.07. Termination of Employees. Seller shall have terminated all of its employees as of the Closing Date. Buyer shall have the right, but not the obligation, to hire any one or more of such terminated employees on terms and conditions acceptable to Buyer; provided, however, nothing contained herein shall be deemed to create third party beneficiary rights of any nature whatsoever on behalf of any such terminated employees. Seller shall have the obligation to compensate all employees not hired by Buyer for all unused holiday or vacation days earned but not used by those employees of Seller.

     10.08. No Casualty. No fire or other casualty shall have destroyed a material part of the Assets whether or not such casualty is covered by insurance. Buyer shall have received certificates of insurance indicating the Buyer to be the insured party under each of the insurance policies to be assigned to Buyer as contemplated in this Agreement. No event shall have occurred which has or reasonably may have a material adverse effect upon the business of Seller or the Assets.

     10.09. Non-Competition Agreement. Seller and the Indemnitors shall have duly executed and delivered the Non-Competition Agreement to Buyer, on terms acceptable to Buyer, substantially in the form attached hereto as Schedule 10.9.

     10.10. No Litigation. No action, suit, proceeding or investigation shall have been instituted before any court or governmental body, or instituted by any governmental agency, to restrain or prevent the carrying out of the transactions contemplated by this Agreement.

     10.11. Seller's, Indemnitors' and JMJ's Deliveries. Seller, Indemnitors and JMJ shall have delivered to Buyer each of the instruments and items to be delivered by Seller and/or Indemnitors to the Buyer in accordance with Section
12.03 hereof.

     10.12. Employment Agreements. Certain key employees as designated by Buyer shall have entered into Employment Agreements with Buyer, on terms acceptable to Buyer, substantially in the form attached hereto as Schedule 10.12.

     10.13. Opinion of Counsel. Buyer shall have received the favorable opinion of Rentrop, VanderKloot, Haynes & Morrison, PC, counsel to Seller, JMJ and Indemnitors, in form and substance satisfactory to Buyer, with respect to matters set forth in Sections 6.01, 6.02, 6.03, 6.04 and 6.12 of this Agreement.

     10.14. MESC Form. Buyer shall have received MESC Form 1027, prepared and delivered by Seller dated within ten (10) days prior to the Closing Date in compliance with MCL Section 421.15(g).

     10.15. Bulk Transfers Act Compliance. Seller shall have complied with the provisions of Article VI of the Uniform Commercial Code, as adopted in the State of Michigan, relating to bulk transfers, in connection with this sale and purchase of the Assets, delivering its affidavit of all creditors and other persons to whom notice should be given, preparing all mailings and publications, and paying all costs associated therewith, all completed to the satisfaction of Buyer as of a date not more than twenty (20), nor less than two
(2), days prior to the Closing Date.

  11.  CONDITIONS TO SELLER'S, INDEMNITORS' AND JMJ'S PERFORMANCE.

  The obligation of Seller, Indemnitors and JMJ to complete the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, except to the extent any such condition is waived in writing by Seller, Indemnitors and JMJ.

       11.01. Performance by Buyer. Buyer shall have performed and complied in all material respects with all of the terms, provisions and conditions of this Agreement to be performed and complied with by Buyer at or before the Closing, and the representations and warranties of Buyer contained in this Agreement shall be true in all material respects as of the date of this Agreement and as of the Closing Date (except as contemplated or permitted by this Agreement).

       11.02. No Litigation. No action, suit, proceeding or investigation shall have been instituted before any court or governmental body, or instituted by any governmental agency, to restrain or prevent the carrying out of the transaction as contemplated by this Agreement.

       11.03. Required Consents. All consents from third parties and governmental agencies required to consummate the transactions contemplated hereby shall have been obtained and shall not have been revoked, terminated or otherwise rendered ineffective

       11.04. Certificate of Secretary. Seller, Indemnitors and JMJ shall have received a Certificate of the Secretary of Buyer, dated as of the Closing Date, which certifies (i) the resolutions duly adopted by the Board of Directors of Buyer approving this Agreement and the transactions contemplated hereby; and (ii) the incumbency of the officer(s) authorized to execute this Agreement and related documents provided for herein on behalf of Buyer.

       11.05. Buyer's Deliveries. Buyer shall have delivered to Seller, Indemnitors and JMJ each of the instruments and items to be delivered by Buyer to the Seller, Indemnitors and JMJ in accordance with Section 12.03 hereof.

  12.  CLOSING; ADJUSTMENTS AND PRORATIONS.

       12.01. Closing And Closing Place. The Closing of this Agreement shall take place not later than the close of business on the fourth (4th) business day following the later of (i) the receipt of the consent of the Federal Trade Commission or (ii) the receipt of the consent of the Department of Justice, and in either case, following the expiration of any applicable waiting period, pursuant to any filings made under the HSR Act, or any mutually acceptable date thereafter, but in no event later than March 31, 1998, provided that all conditions have been satisfied

(or waived) at such time. The Closing shall commence at 10:00 a.m., current local time, or as soon thereafter as possible, on the Closing Date and shall take place at the principal offices of Buyer, or such other location as the parties may hereafter agree.

       12.02. Closing Actions and Effectiveness. The conveyance, transfer, assignment and delivery of the Assets to Buyer, the payment of the Purchase Price in the manner set forth in Section 3.01, and the delivery and/or exchange of all papers pertaining to the foregoing and otherwise provided herein shall constitute the "Closing" hereunder, it being understood that no delivery pursuant to this Agreement shall be effective until all required deliveries pursuant to this Agreement shall have been made.

       12.03.   Closing Date Deliveries.

       (a)   At the Closing, Seller, Indemnitors, JMJ shall:

             (i) Deliver to Buyer duly executed warranty deeds, bill of sale, assignment and assumption documents and such other instruments of transfer and assignment, all in mutually acceptable form, for the transfer and assignment to Buyer of all of the Assets;

            (ii) Execute and deliver to Buyer the Non-Foreign Ownership Affidavit provided for in Section 8.03;

           (iii) Deliver to Buyer the Non-Competition Agreement and the Employment Agreements duly executed by Seller and the Indemnitors;

            (iv)  Deliver to Buyer the Secretary's Certificate pursuant to
Section 10.05;

             (v) Deliver to Buyer the good standing certificate provided by the Michigan Department of Consumer and Industry Services; and

            (vi) Deliver to Buyer any other instruments required in order to document the Closing of this transaction.

       (b)  At the Closing, Buyer shall:

            (i) Deliver to Seller, Indemnitors and JMJ the Purchase Price to be paid at the Closing, as set forth in Section 3.01 hereof;

           (ii) Duly execute and deliver to Seller and Indemnitors the assumption documents referenced in Section 12.03(a)(i) hereof;

          (iii) Deliver to Seller, Indemnitors and JMJ the Secretary's Certificate pursuant to Section 11.04;

           (iv) Deliver to Seller, Indemnitors and JMJ certified copies of its good standing certificate; and

            (v) Deliver to Seller, Indemnitors and JMJ any other instruments reasonably required in order to document the Closing of this transaction.

       12.04. Further Assurances. (a) From time to time after the Closing, Seller, Indemnitors and JMJ shall execute and deliver to Buyer such other instruments of conveyance and transfer in conformity with this Agreement as Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Buyer and to put Buyer in possession of, the Assets.

           (b) From time to time before, at, and after the Closing Date at the other party's reasonable request, and without further consideration, Seller, Indemnitors, JMJ or Buyer, as the case may be, will duly execute, acknowledge and deliver such documents and instruments and perform such further action that may be required to more effectively carry out the intent of this Agreement.

           (c) Following the Closing: (i) Seller agrees to deliver and if necessary, endorse over to Buyer any mail, checks, funds or monies or other documents which Seller receives pertaining to the operation of the Business subsequent to Closing; and (ii) Buyer agrees to deliver and, if necessary, endorse over to Seller any mail, checks, funds or monies or other documents which Buyer receives pertaining to the operation of the Business prior to Closing, except any funds received in payment of Accounts Receivable acquired by Buyer.

       12.05. Financial Statement Costs. The fees for the preparation of the financial statements to be provided pursuant to Section 8.08, shall be divided equally between Buyer on the one hand and the Seller, on the other hand, and, if known, shall be paid on the Closing Date, otherwise the fees shall be paid as soon as the fees become known.

       12.06 Taxable Income Update. Within forty-five (45) days of the Closing, the Seller's taxable income shall be calculated and compared to Seller's taxable income at September 30, 1997 according to the 1997 Financial Statements delivered in accordance with Section 6.05; in the event the taxable income has increased Buyer shall reimburse Seller for any additional tax liability as a result of such increase or in the event the taxable income has decreased Buyer shall reimburse Seller for any decease in tax liability as a result of such decrease.

       13.  INDEMNIFICATION.

            13.01. Indemnification by Seller, Indemnitors and JMJ. Seller, Indemnitors and JMJ, on a joint and several basis, shall defend, indemnify and hold harmless Buyer, its directors and officers, and their respective heirs, representatives,successors and assigns, from and against any and all costs, losses, claims, liabilities, fines,expenses, penalties, and damages, including reasonable attorneys' fees, caused by, arising out of, resulting from or in connection with:

           (a) All debts, liabilities and obligations of Seller of whatsoever kind or nature (including taxes and contract claims), whether known or unknown, accrued, absolute, contingent or otherwise, except for the Assumed Liabilities;

            (b) Any material breach, violation, falsification, failure to satisfy, or other default in respect of any warranty, covenant or material representation provided in this Agreement (regardless of whether the Agreement specifically states that indemnification is a remedy for such breach or violation), or in any exhibit, schedule, record, financial statement or other document furnished by Seller, Indemnitors or JMJ;

             (c) Any refund or credit adjustment determined to be due to a customer of Seller not reflected on the Balance Sheet;

             (d) Any prepayment penalty due as a result of the failure to assign any Assumed Contract when such failure to assign is due solely to Lessor's refusal to consent to such assignment;

              (e) Any Accounts Receivable that has not been collected for its full value stated on the Balance Sheet within six (6) months of the Closing Date;

              (f) Any service parts inventory that has not been used or sold in the Business at the end of twenty-three (23) months from the Closing Date; and

              (g) Any portion of the fees to be paid by Seller in accordance with Section 12.05, which are not paid within thirty (30) days of the fees being billed.

   In the event that Seller, Indemnitors and JMJ shall fail to undertake to compromise or defend any suit, claim, demand or obligation required by this Agreement within fifteen (15) days of receipt of notice thereof from Buyer under Section 13.03 below, Buyer shall have the sole right and power to defend, compromise, settle and/or otherwise dispose of same and to obtain payment from Seller, Indemnitors and JMJ of its costs and expenses in connection therewith. Buyer shall take such reasonable action as may be necessary to protect the rights of the parties with respect to the fifteen-day notice period provided in this paragraph.

   13.02. Indemnification by Buyer. Buyer shall defend, indemnify and hold harmless Seller, its directors and officers, and their respective heirs, representatives, successors and assigns, from and against any and all costs, losses, claims, liabilities, fines, expenses, penalties and damages including reasonable attorneys' fees arising out of or in connection with:

              (a) All debts, liabilities and obligations of Buyer, whether accrued, absolute, contingent, known or unknown, or otherwise (including taxes and contract claims); and

              (b) Any material breach, violation, falsification, failure to satisfy, or other default in any respect of any warranty, covenant or material representation provided herein (regardless of whether the Agreement specifically states that indemnification is a remedy for such breach or violation), or in any exhibit, schedule, record, financial statement or other document furnished by Buyer; and

              (c)  For any Assumed Contract that has been assigned to Buyer,
(i) any prepayment penalty due on an Assumed Contract as a result of Buyer's decision to terminate such Assumed Contract early; and (ii) any liability to the Indemnitors as personal guarantors arising out of Buyer's default under the Assumed Contracts.

   In the event that Buyer shall fail to undertake to compromise or defend any suit, claim, demand or obligation required by this Agreement within fifteen
(15) days of receipt of notice hereof from Seller under Section 13.03 below, Seller shall have the sole right and power to defend, compromise, settle and/or otherwise dispose of same and to obtain payment from Buyer of its costs and expenses in connection therewith. Seller shall take such reasonable action as may be necessary to protect the rights of the parties with respect to the fifteen-day notice period provided in this paragraph.

   13.03.   Claims for Indemnification.

   (a) The party seeking indemnification under Sections 13.01 or 13.02 of this Agreement ("Indemnitee") shall give prompt notice to the other party or parties ("Indemnifying Party") of any claim, liability or other circumstance as to which recovery may be sought because of the indemnity set forth in Sections
13.01 or 13.02 and, in the case of a claim for indemnification by Buyer, in addition to all other rights to indemnification, Buyer shall have a right to setoff the amount of said claim against the Holdback Amount, or any portion thereof, otherwise payable by Buyer. To the extent possible, the notice shall describe in reasonable detail the basis for the claim, include an itemized accounting of the claim, and provide a good faith estimate of the amount of the indemnified loss. Within fifteen (15) days after receipt of the notice, the Indemnifying Party shall either disburse funds to the Indemnitee as reimbursement for the amount of the claims or notify the Indemnitee of the Indemnifying Party's intent to dispute the claim. Failure by Indemnifying Party to notify Indemnitee of its election to defend any such action within fifteen (15) days after notice thereof shall be deemed a waiver by Indemnifying Party of its right to defend such action. If Indemnifying Party assumes the defense of any such claim or litigation resulting therefrom, the obligations of Indemnifying Party hereunder as to such claim shall be limited to taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom and to hold the Indemnitee harmless from and against any and all costs, losses, damages and liabilities caused by or arising out of any settlement or any judgment in connection with such claim or litigation resulting therefrom. Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to the entry of any judgment (except with the written consent of Indemnitee, which consent shall not be unreasonably withheld) or enter into any settlement (except with the written consent of Indemnitee, which consent shall not be unreasonably withheld), which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee of a release from all liability in respect to such claim or litigation. If such defense is unsuccessful or abandoned by Indemnifying Party, then, upon Indemnifying Party's failure to pay an amount sufficient to discharge any such claim or judgment, Indemnitee may pay and settle the same in good faith and Indemnifying Party's liability shall be conclusively established by any such payment.

   (b) If Indemnifying Party shall not assume the defense of any such claim or litigation resulting therefrom, Indemnitee may defend against and settle such claim or litigation in such manner as it may deem appropriate and reasonable, and Indemnifying Party shall promptly reimburse Indemnitee for the amount of all expenses, legal or otherwise, incurred by Indemnitee in connection with the defense against or settlement of such claim or litigation to which the Indemnitee is entitled hereunder. If no settlement is made, Indemnifying Party shall promptly reimburse Indemnitee for the amount of any judgment rendered with respect to such claim or such litigation and of all expenses, legal or otherwise, incurred by the Indemnitee in the defense thereof to which the Indemnitee is entitled hereunder.

   13.04. Seller's Liability Insurance. If Seller does not carry general and product liability insurance on a claims incurred basis, for a period of two (2) years after the Closing, Seller shall provide and maintain comprehensive general liability insurance and umbrella liability insurance in an amount not less than $2,000,000 per occurrence and an aggregate amount not less than $4,000,000 per year providing full coverage against claims, suits, actions, proceedings, fines, damages, liabilities, costs and expenses arising out of, connected with or resulting from any defect or deficiency in any product produced or service rendered by Seller prior to Closing. Seller shall provide proof of such insurance satisfactory to Buyer at least five (5) days prior to the Closing Date and shall name Buyer as an additional named insured, and Buyer shall acknowledge its satisfaction of said insurance coverage on the Closing Date.

   13.05. Limitations on Seller's, Indemnitor's and JMJ's Indemnification. Seller, Indemnitors and JMJ shall not be liable and Buyer agrees not to enforce any claim for indemnification under this Agreement until the aggregate amount of all such claims exceeds Fifty Thousand Dollars ($50,000.00) (the "Threshold Amount"), and then Buyer shall be entitled to recover only the amount of such claims in excess of the Threshold Amount, except that, notwithstanding the foregoing, Seller, Indemnitors and JMJ, shall be liable and Buyer may enforce any and all claim(s) for breach of any representation or warranty under Section
6.10 and/or 6.15, as well as any claim(s) for indemnity under Sections 13.01(c), (d), (e) and (f) without regard to the Threshold Amount.

        13.06. Survival. The representations, warranties, indemnities and agreements contained in this Agreement and in any Schedules or certificates delivered pursuant hereto shall survive consummation of the transactions contemplated by this Agreement and shall remain in full force and effect, for a period of twenty-four (24) months after the Closing Date, and the parties' undertakings under this Section 13 shall terminate on the expiration of twenty-four (24) months after the Closing Date, except (i) as to any claim(s) for which indemnity has been sought prior thereto, which claim(s) shall survive until paid, satisfied and discharged, or settled, (ii) as to any claim(s) for which indemnity is sought for breach of any representation or warranty under
Section 6.10 and/or 6.15, which shall survive beyond the Closing Date as between the parties hereto for the applicable limitations period on the underlying claim, (iii) as to any claim(s) for which indemnity is sought for breach of any representation or warranty provided in the sixth sentence of
Section 6.11, the Service Parts Inventory which shall survive for twenty-four
(24) months from the Closing Date, (iv) as to any claim(s) for which indemnity is sought for breach of Section 12.05, which shall survive beyond the Closing Date as between the parties hereto for the applicable limitations period on the underlying claim, and (iv) in the event of the dissolution and/or liquidation of Seller, JMJ or Buyer, the parties' undertakings shall survive such dissolution and/or liquidation and continue, notwithstanding such dissolution and/or liquidation, to be performable by, and actionable and enforceable against, any person, or persons, to whom, or to which, any of the assets of and property of Seller, JMJ or Buyer, shall have been distributed as a result of such dissolution and/or liquidation.

   14.  TERMINATION AND RISK OF LOSS.

        14.01. Termination. In the event either party prior to the Closing shall materially breach, violate, or otherwise default in respect of any warranty, representation or covenant (the "Defaulting Party"), the other party (the "Non-Defaulting Party") may at its option, and at any time prior to the Closing, unless such default shall have been fully rectified and corrected by the Defaulting Party, elect either:

        A. To terminate this Agreement by giving the Defaulting Party written notice of such election, in which case all obligations of the parties hereunder shall terminate upon the giving of such notice.

        B.  To consummate the transaction contemplated hereby, and,

            (i) institute an action against the Defaulting Party to compel the rectification and correction of, or to recover damages for, such default; or

            (ii) waive such default without prejudice to the right subsequently to offset the amount of any damages against the obligations under this Agreement and/or institute an action as contemplated in subsection (i) above.

        14.02. Risk of Loss. Regardless of cause, Seller and JMJ retain all risks of destruction, loss or damage to any of the Assets until the Closing, and if, prior to the Closing, any of the Assets are destroyed or lost or have suffered more than $100,000 in damage, Seller and JMJ shall provide prompt notice thereof to Buyer. In the event of such destruction, loss or damage, Buyer, in its sole discretion may (i) take possession and complete the sale, and, upon Closing, Seller and JMJ shall assign and transfer to Buyer all insurance proceeds and rights to collect such proceeds, collectible by reason of such destruction, loss or damage; (ii) reduce the Purchase Price by the amount of such destruction, loss or damage as determined by Buyer, Seller and JMJ jointly; or (iii) terminate this Agreement upon notifying Seller and JMJ within fifteen (15) days after Buyer becomes aware of such loss or damage. All risks of destruction, loss or damage to any of the Assets shall pass to Buyer at the Closing, and Buyer shall retain such risks thereafter.

   15.  GENERAL PROVISIONS.

        15.01. Notices. Notice from one party to another relating to this Agreement shall he deemed effective if made in writing (including telecommunications) and delivered to the recipient's address, telex number or facsimile number set forth under its name below by any of the following means:
(a) hand delivery, (b) registered or certified mail, postage prepaid, with return receipt requested, (c) first class or express mail, postage prepaid, (d) Federal Express, Purolator Courier or like overnight courier service, or (e) facsimile, telex or other wire transmission with request for assurance of receipt in a manner typical with respect to communication of that type. Notice made in accordance with this Section shall be deemed delivered upon receipt if delivered by hand or wire transmission, three (3) business days after mailing if mailed by first class registered or certified mail, or one (1) business day after mailing or deposit with an overnight courier service if delivered by express mail or overnight courier.

  If to Seller:          North Lakes Manufacturing, Inc.
                         1021 North Shiawassee
                         Corunna, Michigan  48817
                         (Fax:  517/743-9865)
  with a copy to:  Rentrop, VanderKloot, Haynes
                            & Morrison, PC
                   74 E. Long Lake Road
                   Bloomfield Hills, Michigan 48304
                   (Fax:  248/647-1022)
                   Attn:  William R. VanderKloot

  If to an
    Indemnitor:    To the address for said Indemnitor as
                   set forth on the signature page hereof

  If to JMJ:       JMJ and Company
                   1021 North Shiawassee
                   Corunna, Michigan  48817
                   (Fax:  517/743-9865)

  If to Buyer:     Newcor, Inc.
                   1825 South Woodward, Suite 240
                   Bloomfield Hills, Michigan 48302-0574
                   (Fax: 248/253-2413)

  with a copy to:  Miller, Canfield, Paddock and Stone, P.L.C.
                   1400 North Woodward Avenue, Suite 100
                   Bloomfield Hills, Michigan 48304
                   (Fax: 248/258-3036)
                   Attn:  J. Kevin Trimmer

     Notice of a change of address shall be given in accordance with the terms of this paragraph.

   15.02. Sales and Transfer Taxes. Any federal, state or local conveyance, sales or transfer taxes owing on account of the transfer of the purchased Assets to Buyer shall be paid by Seller and JMJ.

   15.03. Access to Records. For a period of seven (7) years after the date hereof, Seller, Indemnitors and JMJ and their representative shall have reasonable access to all of the books and records relating to the Business and purchased Assets to the extent that such access may reasonably be required by Seller, Indemnitors and JMJ in connection with matters relating to or affected by the operations of the Business and the purchased Assets prior to Closing. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Seller, Indemnitors and JMJ shall be solely responsible for any costs or expenses incurred by them pursuant to this
Section 15.03. If Buyer shall desire to dispose of any material tax or accounting books and records prior to the expiration of such seven-year period, Buyer shall, prior to such disposition, give Seller, Indemnitors and JMJ a reasonable opportunity, at Seller's, Indemnitors' and JMJ's expense, to segregate and remove such books and records as Seller, Indemnitors and JMJ may select.

   15.04. Failure or Refusal to Close. (a) In the event Seller, Indemnitors and JMJ shall fail or refuse to close this transaction on the Closing Date, or such mutually scheduled closing date thereafter as shall have been agreed upon by the parties in writing, after all conditions to Seller's, Indemnitors' and JMJ's performance under this Agreement have been satisfied without any material default of Buyer, or if Buyer shall elect not to close because of the failure or refusal of Seller, Indemnitors and JMJ to perform any of their obligations hereunder, then Buyer shall be entitled to terminate this Agreement and pursue its legal remedies, including, without limitation, obtaining an immediate refund of the Two Million Five Hundred Thousand Dollars ($2,500,000.00) paid by Buyer pursuant to Section 3.02(a) of this Agreement, or, at its option, Buyer may seek specific performance of this Agreement, the parties hereby acknowledging the unique character of the Business.

     (b) In the event that the Buyer shall fail or refuse to close this transaction on the Closing Date, or such mutually scheduled closing date thereafter as shall have been agreed upon by the parties in writing, after all conditions to Buyer's performance under this Agreement have been satisfied without any material default of Seller, Indemnitors and JMJ, or if Seller, Indemnitors and JMJ shall elect not to close because of the failure or refusal of Buyer to perform any of its obligations hereunder, then Seller, Indemnitors and JMJ shall be entitled as their sole and exclusive remedy to terminate this Agreement and keep and retain as liquidated damages the sum of Two Million Five Hundred Thousand Dollars ($2,500,000.00) paid by Buyer pursuant to Section 3.02(a) of this Agreement.

   15.05. Partial Invalidity. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

   15.06. Expenses. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements contained herein on its part to be performed, including the fees, expenses and disbursements of its counsel and accountants.

   15.07. Mutual Negotiation. This Agreement has been executed after negotiation and the opportunity by both parties to have this Agreement reviewed and revised by legal counsel of their choice. None of the provisions of this Agreement shall be interpreted or construed against a party hereto solely by virtue of the fact that such provision shall have been drafted by legal counsel representing such party.

   15.08.   Governing Law.  This Agreement shall be
governed by and construed in accordance with the laws of the State of Michigan.

   15.09. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original counterpart, and shall become a binding agreement when Buyer, Seller, Indemnitors and JMJ shall have each executed one or more counterparts and delivered them to the other parties hereto.

   15.10. Titles and Headings. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meanings or interpretation of this Agreement.

   15.11. Schedules. The Schedules referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

   15.12. Entire Agreement; Amendments and Waivers. This Agreement, including the Schedules, contains the entire understanding of the parties hereto with regard to the subject matter contained herein. The parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

   15.13. Binding on Successors, Etc. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors, assigns, heirs and legal representatives.

   15.14. Arbitration. Any dispute arising directly or indirectly under this Agreement and not resolved by the parties within a thirty (30) day period shall be submitted to, and resolved by, arbitration. The arbitration shall be conducted by the American Arbitration Association (Southfield, Michigan) according to its Commercial Rules with either a single arbitrator mutually selected by Buyer, on the one hand, and Seller and Indemnitors, on the other hand, or, if Buyer and Seller, Indemnitors and JMJ are unable to agree on a single arbitrator, three (3) arbitrators, one (1) of whom shall be appointed by Seller, Indemnitors and JMJ, one (1) of whom shall be appointed by Buyer, and the third arbitrator shall be selected by the American Arbitration Association. Each arbitrator so selected must be: an attorney; experienced in business transactions; without conflicting interests. Anything in said Commercial Rules to the contrary notwithstanding, the hearing on said dispute(s) shall take place not later than sixty (60) days after filing of the submission and the opinion and findings of the arbitrators shall be filed in writing within seven (7) days of the close of proofs. If either party files a counter-claim, cross-claim, or third-party claim, the said claim shall be filed within fourteen (14) days of the initial submission and the hearing shall commence within sixty (60) days of the filing of the last claim. The parties shall be entitled to reasonable discovery. The prevailing party (to the extent that there is a "prevailing party" in the opinion of the arbitrators) shall be awarded its reasonable costs and attorneys fees. The arbitrators are empowered to enter equitable and declaratory relief, and shall submit their final determination in the form of a written decision. Judgment on the decision of the arbitrators may be entered, and action to enforce said judgment may be taken, in Oakland County Circuit Court or in any other court of competent jurisdiction.




                     [THIS SPACE INTENTIONALLY LEFT BLANK]

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                        "SELLER"

                                        MACHINE TOOL AND GEAR, INC.,
                                        a Michigan corporation


                                        By: /s
                                             /s/ Jon C. LeBlanc
                                             Jon C. LeBlanc
                                             Its: President

                                        "BUYER"

                                        NEWCOR, INC., a Delaware corporation


                                        By:
                                             /s/ W. John Weinhardt
                                             W. John Weinhardt
                                             Its: President

                                        "INDEMNITORS"

                                             /s/ Jon C. leBlanc
                                        Name:Jon C. LeBlanc
                                        Address: c/o North Lakes Manufacturing
                                                 , Inc.
                                                 1021 North Shiawassee
                                                 Corunna, Michigan 48817



                                             /s/ Daniel A. LeBlanc
                                        Name:Daniel A. LeBlanc
                                        Address: c/o North Lakes Manufacturing,
                                                 Inc.
                                                 1021 North Shiawassee
                                                 Corunna, Michigan 48817


                                             /s/ Thomas P LeBlanc
                                        Name:Thomas P. LeBlanc
                                        Address: c/o North Lakes Manufacturing
                                                 , Inc.
                                                 1021 North Shiawassee
                                                 Corunna, Michigan  48817

                                "INDEMNITORS" (continued from previous page)




                                      /s/ Joseph T. LeBlanc
                                Name:     Joseph T. LeBlanc
                                Address:  c/o North Lakes Manufacturing, Inc.
                                          1021 North Shiawassee
                                          Corunna, Michigan 48817



                                      /s/ Patrick J. LeBlanc
                                Name:     Patrick J. LeBlanc
                                Address:  c/o North Lakes Manufacturing, Inc.
                                          1021 North Shiawassee
                                          Corunna, Michigan 48817


                                "JMJ"
                                JMJ and Company



                                      /s/ Jon C. LeBlanc
                                Name:     Jon C. LeBlanc
                                Partner

                                   SCHEDULES


    All Schedules must be mutually approved prior to attachment to the Asset Purchase Agreement, and the parties' respective obligations to close shall be expressly conditioned on the mutual approval of all Schedules, and attachments thereof, to the Asset Purchase Agreement on or before November 1, 1997 (failing which, any party may terminate the Asset Purchase Agreement after November 1, 1997 by written notice, and the Buyer shall be entitled to an immediate refund of the $2,500,000 paid by Buyer pursuant to Section 3.02(a) of the Asset Purchase Agreement).

                               LIST OF SCHEDULES


Schedule  2.1(a)     Tangible Personal Property
          2.1(d)     Assumed Contracts
          2.1(f)     Patents and Trademarks
          2.1(j)(1)  Legal Descriptions of Plant Properties
          2.1(k)     Legal Description of Leroy Property
          2.2(e)     Additional Excluded Assets
          3.2        Holdback Escrow Agreement
          6.02       Capital Stock of Seller
          6.5        Financial Statements
          6.6        Additional Liabilities
          6.8        Material Events
          6.9        Employee Benefit Matters
          6.10       Tax Matters
          6.11       Notices
          6.12       Litigation
          6.13       Licenses and Permits
          6.15       Environmental Matters
          6.16       Patents and Trademarks
          6.17       Insurance
          6.19       Warranties
         10.09       Form of Non-Competition Agreement
         10.12       Form of Employment Agreement